QuickLinks -- Click here to rapidly navigate through this document

Consent of Independent Certified Public Accountants

3D Systems Corporation
Valencia California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 20, 2004, except for footnotes 16 and 28, which are as of March 4, 2004, relating to the consolidated financial statements of 3D Systems Corporation, which is contained in that Prospectus, and of our report dated February 20, 2004 relating to the schedule, which is also contained in the Registration Statement.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Los Angeles, California
April 5, 2004

QuickLinks

Consent of Independent Certified Public Accountants